Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-268718 and 333-268718-01

Product Supplement No. COMM LIRN-1

(To Prospectus dated December  30, 2022
and Series A MTN Prospectus Supplement dated December 30, 2022)
May 22, 2024

BofA Finance LLC

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Commodities, Related Futures Contracts or Commodity Indices

Fully and Unconditionally Guaranteed by Bank of America Corporation

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The LIRNs are unsecured senior notes issued by BofA Finance LLC, a consolidated finance subsidiary of Bank of America Corporation (the “Guarantor”). Any payment due on the LIRNs is fully and unconditionally guaranteed by the Guarantor. Any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BofA Finance LLC, as issuer of the LIRNs, and the credit risk of Bank of America Corporation, as guarantor of the LIRNs.

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The LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on the LIRNs. Instead, the return on the LIRNs will be based on the performance of an underlying “Market Measure,” which will be a commodity, a futures contract on a commodity, a commodity index, or a basket of the foregoing.

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The LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined in “Summary” below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the amount payable at maturity will not exceed a specified cap (the “Capped Value”).

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If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined in “Summary” below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount of your LIRNs plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value. If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then unless otherwise provided in the applicable term sheet the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your LIRNs.

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This product supplement describes the general terms of the LIRNs, the risk factors to consider before investing, the general manner in which the LIRNs may be offered and sold, and other relevant information.

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For each offering of the LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value if applicable, the Threshold Value, the Participation Rate (as defined in “Summary” below) and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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The LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including BofA Securities, Inc. (“BofAS”), may act as our selling agents to offer the LIRNs and will act in a principal capacity in such role.

The LIRNs are unsecured and unsubordinated obligations of BofA Finance LLC and the related guarantee of the LIRNs is an unsecured and unsubordinated obligation of Bank of America Corporation. The LIRNs and the related guarantee are not savings accounts, deposits, or other obligation of a bank. The LIRNs are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and may involve investment risks, including possible loss of principal. Potential purchasers of the LIRNs should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement, page S-6 of the accompanying Series A MTN prospectus supplement, and page 7 of the accompanying prospectus. You may lose all or a significant portion of your investment in the LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

LIRNs® and “Leveraged Index Return Notes®” are the Guarantor’s registered service marks.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus, as well as the applicable term sheet. None of us, the Guarantor or BofAS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the LIRNs, you should not rely on it.

Key Terms:

General:

The LIRNs are senior debt securities issued by BofA Finance LLC, and are not guaranteed or insured by the FDIC or secured by collateral. The LIRNs are fully and unconditionally guaranteed by Bank of America Corporation. The LIRNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of BofA Finance LLC from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the LIRNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America Corporation, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the LIRNs, including any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of the LIRNs, and the credit risk of Bank of America Corporation, as guarantor of the LIRNs.

The return on the LIRNs will be based on the performance of a Market Measure, and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your principal amount if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem the LIRNs at any earlier date. You will not receive any interest payments on your LIRNs, and we will not make any payments on the LIRNs until maturity.

Market Measure:

The Market Measure may consist of one or more of the following:

•  commodities;

•  futures contracts on a commodity;

•  commodity indices; or

•  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:	The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing value of the Market Measure on the date when the LIRNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the LIRNs.

The “Ending Value” will be the closing value of the Market Measure on the calculation day. The “calculation day” will be set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of the LIRNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined in “Description of the LIRNS – Market Disruption Events”) occurs and is continuing on the scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as described in “Description of the LIRNs—The Starting Value and the Ending Value—Ending Value” or “Description of the LIRNs—Basket Market Measures—Ending Value of the Basket,” as applicable.

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, calculated as described in “Redemption Amount at Maturity” below. The Participation Rate will be equal to or greater than 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:

For Capped LIRNs, the maximum Redemption Amount.

Your investment return on the Capped LIRNs is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of the Capped LIRNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then unless otherwise provided in the applicable term sheet the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value and will receive a Redemption Amount that is less than the principal amount, and could be zero.

Any payments due on the LIRNs, including any repayment of principal, are subject to our credit risk, as issuer of the LIRNs, and the credit risk of Bank of America Corporation, as guarantor of the LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of your LIRNs. Further, if you sell your LIRNs prior to maturity, the price you may receive may be less than the price that you paid for your LIRNs.

Calculation Agent:	The calculation agent will make all determinations associated with the LIRNs. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, BofAS, or one of our other affiliates to act as calculation agent for the LIRNs. See “Description of the LIRNs—Role of the Calculation Agent.

Selling Agents:	One or more of our affiliates, including BofAS, will act as our selling agent(s) in connection with each offering of the LIRNs and will receive a commission or an underwriting discount based on the number of units of the LIRNs sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the LIRNs, and you should not rely on this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “ERISA Considerations” beginning on page 92 of the accompanying prospectus.

This product supplement relates only to the LIRNs and does not relate to any commodity, commodity futures contract or commodity index that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the LIRNs, to determine whether an investment in the LIRNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

None of us, the Guarantor or any selling agent is making an offer to sell the LIRNs in any jurisdiction where the offer or sale is not permitted.

Certain terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement or prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

RISK FACTORS

Your investment in the LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the LIRNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus supplement and prospectus, in light of your particular circumstances. The LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of the LIRNs or investments in commodities, futures contracts on commodities, or commodity-based indices in general.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the LIRNs at maturity. The return on the LIRNs will be based on the performance of the Market Measure. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your LIRNs, and if the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

Your investment return is limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure or the commodities or other assets represented by the Market Measure or Basket Component, as applicable. The appreciation potential of Capped LIRNs is limited to the Capped Value, if applicable. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure or the commodities or other assets represented by the Market Measure or Basket Component, as applicable would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying assets).

Additionally, the Market Measure may consist of one or more commodities, futures contracts or commodity indices that include components traded in a non-U.S. currency that, for purposes of calculating the value of such Market Measure or Basket Component, are not converted into U.S. dollars. If the value of that currency strengthens against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the commodities or futures contracts represented by the Market Measure or those components, as applicable.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than on the calculation day. Changes in the value of the Market Measure during the term of the LIRNs other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your LIRNs are linked to a Basket, increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.

Your return on the LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payment on the LIRNs is subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the LIRNs. The LIRNs are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. The LIRNs are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payment on the LIRNs is dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the LIRNs on the applicable payment date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the applicable payment date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the LIRNs.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the LIRNs. However, because your return on the LIRNs depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the LIRNs.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the LIRNs in the ordinary course. However, we will have no assets available for distributions to holders of the LIRNs if they make claims in respect of such LIRNs in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims in any such proceeding will be limited to those available under the Guarantor’s guarantee of such LIRNs, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of the LIRNs will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the LIRNs, and holders of the LIRNs should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.

The Guarantor’s ability to make payments under its guarantee of the LIRNs will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor depends on dividends and other distributions, loans and other payments from its subsidiaries to fund payments under its guarantee of our payment obligations on the LIRNs. Any inability of these subsidiaries to pay dividends or make payments to the Guarantor may adversely affect its cash flow and financial condition. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Lower earnings in the Guarantor’s subsidiaries can reduce the amount of funds available to the Guarantor as a holding company. Adverse business and economic conditions, including changes in interest and currency exchange rates, illiquidity or volatility in areas where the Guarantor has concentrated credit risk, and a failure in or breach of the Guarantor’s operational or security systems or infrastructure, could affect the Guarantor’s business and results of operations. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the LIRNs.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on the LIRNs. In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon such subsidiary’s liquidation or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of the Guarantor’s claims as a creditor of such subsidiary may be recognized.

A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the LIRNs. The Guarantor is required periodically to submit a plan to the FDIC and the Board of Governors of the Federal Reserve System describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry (“SPOE”) strategy. This strategy provides that only the Guarantor (the parent holding company) would file for bankruptcy under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of most of its capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided the Guarantor with a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit and forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on the LIRNs. In addition, the Guarantor’s preferred resolution strategy could result in holders of the LIRNs being in a worse position and suffering greater losses than would have been the case under a bankruptcy proceeding or other resolution scenarios or plans.

The Guarantor’s obligations under its guarantee of the LIRNs will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of the LIRNs will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of the LIRNs. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets. In addition, any obligations of the Guarantor under its guarantee of the LIRNs will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.

Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to the LIRNs to assume our obligations under the LIRNs or the Guarantor’s obligations under its guarantee of the LIRNs, as the case may be. We and the Guarantor each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the LIRNs will be issued, including the provisions thereof relating to the Guarantor’s guarantee of the LIRNs, such subsidiary or subsidiaries will not be required to assume our obligations under the LIRNs or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on the LIRNs and the Guarantor will remain the sole obligor on the guarantee of the LIRNs, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our LIRNs would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities of BofA Finance LLC—Limitation on Mergers and Sales of Assets” beginning on page 52 of the accompanying prospectus for more information.

The LIRNs issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; and events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the LIRNs. The LIRNs issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the LIRNs. Furthermore, it will not constitute an event of default with respect to the LIRNs if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the LIRNs to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets) will not permit the LIRNs to be declared due and payable. The value you receive on the LIRNs may be significantly less than what you otherwise would have received had the LIRNs been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

Valuation- and Market-related Risks

The initial estimated value of the LIRNs considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the LIRNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the LIRNs. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for the LIRNs will exceed the initial estimated value. If you attempt to sell the LIRNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging-related charge. These factors, together with various credit, market and economic factors over the term of the LIRNs, are expected to reduce the price at which you may be able to sell the LIRNs in any secondary market and will affect the value of the LIRNs in complex and unpredictable ways. The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your LIRNs in any secondary market (if any exists) at any time. The value of your LIRNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and the Guarantor’s creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how the LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for the LIRNs will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the selling agents or their affiliates will act as a market-maker for the LIRNs that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which a selling agent or its affiliate may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transaction costs may adversely affect the prices, if any, at which those LIRNs might otherwise trade in the market. In addition, if at any time any selling agent or its affiliates were to cease acting as a market-maker for any issue of the LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the LIRNs on any securities exchange or quotation system. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of the LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop or, if a trading market does develop, that there will be liquidity in the trading market.

The LIRNs are not designed to be short-term trading instruments, and if you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The LIRNs are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in the LIRNs prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the LIRNs, assuming all other conditions remain constant.

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Value of the Market Measure. We anticipate that the market value of the LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the LIRNs will decrease as the value of the Market Measure decreases and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of the LIRNs may decrease or may not increase at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your LIRNs. In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that the Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the LIRNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the LIRNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, pandemics, regulatory and judicial events, natural disasters, acts of terrorism or war and related uncertainties that affect commodity markets generally, may adversely affect the value of the Market Measure and the market value of the LIRNs. If the Market Measure or a Basket Component, as applicable, includes one or more components that have returns that are calculated based upon commodities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

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Interest Rates. We expect that changes in interest rates will affect the market value of the LIRNs. In general, if U.S. interest rates increase, we expect that the market value of the LIRNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the LIRNs may be adversely affected.

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Exchange Rate Movements and Volatility. If the Market Measure of your LIRNs or any Basket Component, as applicable, consists of or includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your LIRNs, and payment on the LIRNs may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your LIRNs.

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Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the LIRNs. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the LIRNs.

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Time to Maturity. There may be a disparity between the market value of the LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the LIRNs will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including the selling agents, may affect your return on the LIRNs and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell the commodities represented by or included in the Market Measure or a Basket Component, as applicable, or futures or options contracts or exchange-traded instruments on the Market Measure or a Basket Component or their respective components, or other instruments whose value is derived from the Market Measure or Basket Component or their respective components. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the LIRNs. These transactions could adversely affect the value of a Market Measure or Basket Component in a manner that could be adverse to your investment in the LIRNs. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the LIRNs), may have the effect of increasing the value of a Market Measure or a Basket Component or their respective components. Consequently, the values of that Market Measure or Basket Component or the components included in that Market Measure or Basket Component may decrease subsequent to the pricing date of an issue of the LIRNs, which may adversely affect the market value of the LIRNs.

We, the Guarantor or one or more of our other affiliates, including the selling agents, also expect to engage in hedging activities that could have the effect of increasing the value of the Market Measure or a Basket Component on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity and may reduce the Redemption Amount.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the LIRNs and may hold or resell the LIRNs. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure or a Basket Component, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the selling agents, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Market Measure or Basket Component, as applicable, and to components included in the Market Measure or Basket Component (and related futures and options contracts on the Market Measure, a Basket Component or their respective components) that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure, Basket Component or their respective components. These trading and other business activities may present a conflict of interest between your interest in the LIRNs and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or Basket Component or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of the LIRNs.

We, the Guarantor and one or more of our other affiliates, including the selling agents, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the LIRNs. We, the Guarantor or our other affiliates, including the selling agents, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the LIRNs. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the LIRNs and the applicable Market Measure or Basket Components. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the Guarantor and our affiliates, including the selling agents, will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the LIRNs increases or decreases or whether any payment on the LIRNs is more or less than the principal amount of the LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and any of our other affiliates, including the selling agents, receive for the sale of the LIRNs, which creates an additional incentive to sell the LIRNs to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the LIRNs and, as such, will determine the Starting Value, the Threshold Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make if the publication of a Market Measure is discontinued. See the sections entitled “Description of the LIRNs —Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder or the LIRNs in taking any action that might affect the value of the LIRNs.

Market Measure-related Risks

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, our affiliates may have expressed views on expected movements in a Market Measure, a Basket Component or the components of the foregoing, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure or a Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or Basket Component and their respective components from multiple sources, and you should not rely on the views expressed by our affiliates.

Ownership of the LIRNs will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure or a Basket Component. You will not own or have any beneficial or other legal interest in any of the commodities or futures contracts represented by or included in the Market Measure or a Basket Component. We will not invest in any of the commodities or futures contracts represented by or included in that Market Measure or Basket Component for your benefit.

The prices of commodities represented by or included in the Market Measure or a Basket Component may change unpredictably, affecting the value of your LIRNs in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; and changes in interest rates, whether through governmental action or market movements; currency exchange rates, volatility from speculative activities; the development, availability and / or decrease in price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the value of a Market Measure, a Basket Component or the components of the foregoing in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Market Measures or Basket Components may relate to a single industry (e.g., energy). These Market Measures and Basket Components are likely to be more volatile than other types of market measures which represent a broad base of commodities. In addition, a physical commodity futures contract (which may be the Market Measure or a Basket Component) may turn negative or decrease to a zero price. This could adversely affect the value of the Market Measure or Basket Component and, therefore, the value of your LIRNs. The prices of physical commodities, including the commodities underlying the Market Measure or Basket

Component, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.

If the liquidity of the Market Measure, Basket Component or component of the foregoing is limited, the LIRNs would likely be impaired. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of the Market Measure, Basket Component or component of the foregoing and, therefore, on the return, if any, on your LIRNs.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your LIRNs. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, pandemic, etc.), could have an adverse effect on the value of or trading in the Market Measure or a Basket Component, or the manner in which it is calculated, and therefore, the value of the LIRNs.

Changes in exchange methodology may adversely affect the value of the LIRNs prior to maturity. The value of a Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in a Market Measure or Basket Component, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodities or futures contracts, and in turn could reduce the value of the Market Measure and the value of the LIRNs.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals’ markets themselves are not regulated. If any tax or other form of regulation should affect the members of the relevant principals’ market, the role of the principals’ market as a benchmark for the applicable commodity may be affected.

Legal and regulatory changes could adversely affect the return on and value of your LIRNs. The value of the commodities or futures contracts represented by or included in a Market Measure or Basket Component could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC adopted final position limits rules in October 2020; the final rules became effective in March 2021 and are in the process of being phased in. While the ultimate effects of the final position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Market Measure and the value of your LIRNs.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Market Measure and your LIRNs.

The LIRNs will not be regulated by the CFTC. Unlike an investment in the LIRNs, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the LIRNs will not be interests in a commodity pool, the LIRNs will not be regulated by the CFTC as a commodity pool, neither we nor the Guarantor will be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The LIRNs will not constitute investments by you or by us or the Guarantor on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). Neither we nor the Guarantor are registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Market Measure may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. A Market Measure or Basket Component may include commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Market Measure and the value of your LIRNs.

If a Market Measure includes a commodity index, future prices of the commodities included in that index that are different from their current prices may have a negative effect on the level of that index, and therefore the value of the LIRNs. A Market Measure may include a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. For example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the index is sometimes referred to as “spot return.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is (putting aside other considerations) trading in “backwardation.” In the example above, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. In this case, the effect of the roll yield on the level of the applicable index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” This would occur, for example, if the purchase of the December contract took place at a price that is higher than the sale price of the October contract. In this case, the effect of the roll yield on the level of the index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable index. It is possible, when near-term or spot prices of the constituent commodities are decreasing, for the level of that index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for a commodity included in an index could generally result in negative roll yield, even when the near-term or spot prices of the constituent commodities are stable or increasing, which could decrease the level of that index and the market value of the LIRNs.

Changes in the composition and valuation of a commodity index may adversely affect the value of the LIRNs. The composition of a commodity index may change over time as additional commodities satisfy the eligibility criteria or commodities or futures contracts currently included in that index fail to satisfy such criteria. The weighting factors applied to each commodity included in an index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the index sponsor may modify the methodology for determining the composition and weighting of that index and for calculating its value in order to assure that that index represents a measure of the performance over time of the markets for the applicable commodities. Modifications to the methodology for determining the commodities or futures contracts to be included in an index and for valuing that index may be made in the future. In addition, a physical commodity futures contract (which may be a component of a commodity index) may turn negative or decrease to a zero price. This could adversely affect the value of the commodity index and, therefore, the value of your LIRNs. The prices of physical commodities, including the commodities underlying a commodity index, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. These changes could adversely affect the level of that index, and the value of the LIRNs.

In addition, the index sponsor may discontinue or suspend calculation or dissemination of an index or materially alter the methodology by which it calculates an index. Any such actions could affect the value of the LIRNs. See “Description of the LIRNs—Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.”

Neither we nor the Guarantor are responsible for the actions or public disclosure of information of any principals’ market or exchange on which a Market Measure or Basket Component trades. None of us, the Guarantor or any of our other affiliates, including the selling agents, is responsible for the adequacy or accuracy of the prices determined by these entities relating to the Market Measure or a Basket Component or a component of the foregoing. You should make your own investigation into the applicable Market Measure or Basket Components and how each are traded. None of the principals’ markets or any exchange on which a Market Measure, Basket Component or component of the foregoing trades will be involved in any offering of the LIRNs in any way and none of them has any obligation to consider your interests in taking any actions that might affect the value of the LIRNs.

Exchange rate movements may adversely impact the value of the LIRNs. If any component included in a Market Measure or a Basket Component, as applicable, is traded in a currency other than U.S. dollars, and, for purposes of the applicable Market Measure or Basket Component, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that Market Measure or Basket Component, the value of the applicable Market Measure or Basket Component may be adversely affected and the Redemption Amount may be less than the principal amount.

Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure or Basket Components, as applicable, that you should review prior to purchasing the LIRNs.

Tax-related Risks

The U.S. federal income tax consequences of an investment in the LIRNs are uncertain and may be adverse to a holder of the LIRNs. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or securities similar to the LIRNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain. Under the terms of the LIRNs, you will have agreed with us to treat the LIRNs as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the LIRNs, the timing and character of gain or loss with respect to the LIRNs may differ. No ruling will be requested from the IRS with respect to the LIRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the LIRNs.

USE OF PROCEEDS

Unless otherwise specified in the applicable term sheet, we intend to lend the net proceeds we receive from each sale of the LIRNs to the Guarantor and/or its other subsidiaries. Unless otherwise specified in the applicable term sheet, the Guarantor expects that it and/or its subsidiaries will use the proceeds from these loans to provide additional funds for operations and for other general corporate purposes. In addition, we may use a portion of the net proceeds from the sale of the LIRNs to hedge our obligations under the LIRNs by entering into hedging arrangements with one or more of our affiliates.

See “Use of Proceeds” in the accompanying prospectus.

DESCRIPTION OF THE LIRNS

General

Each issue of the LIRNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of the LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities of BofA Finance LLC” in the prospectus. These documents should be read in connection with the applicable term sheet.

Our payment obligations on the LIRNs are fully and unconditionally guaranteed by the Guarantor. The LIRNs will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the LIRNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor from time to time outstanding, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the LIRNs, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The maturity date of the LIRNs and the aggregate principal amount of each issue of the LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day (as defined in the accompanying prospectus supplement in “Description of the Notes—Payment of Principal, Interest and Other Amounts Payable—Business Day Conventions”), we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the LIRNs. The LIRNs do not guarantee the return of principal at maturity. The LIRNs will be payable only in U.S. dollars.

The LIRNs will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the LIRNs are not redeemable by us or repayable at the option of any holder. The LIRNs are not subject to any sinking fund.

We will issue the LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the LIRNs will be set forth in the applicable term sheet. You may transfer the LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the LIRNs and the credit risk of Bank of America Corporation as guarantor of the LIRNs, you will receive a Redemption Amount denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the Capped Value set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the applicable pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the LIRNs.

Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. Unless otherwise set forth in the applicable term sheet, the “Participation Rate” may be equal to or greater than 100%. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure or the Basket Components, as applicable. However, historical values of the Market Measure or the Basket Components are not indicative of its future performance or the performance of your LIRNs.

An investment in the LIRNs does not entitle you to any ownership interest in any commodities or futures contracts that are represented by or included in a Market Measure, a Basket Component or their respective underlying assets.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing value of the Market Measure on the applicable pricing date. However, if a Market Disruption Event occurs on the pricing date, the Starting Value will be determined as described in the section “—Market Disruption Events—Starting Value”.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be the closing value of the Market Measure on the applicable calculation day. However, if a Market Disruption Event occurs on that day, the Ending Value will be determined as described in the section “—Market Disruption Events—Ending Value”.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Unless otherwise set forth in the applicable term sheet, the “calculation day” means a scheduled Market Measure Business Day shortly before the maturity date. The calculation day will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which the index level, spot price or official settlement price (as applicable) for the applicable Market Measure is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

Market Disruption Events

A “Market Disruption Event” means, unless otherwise set forth in the applicable term sheet or defined specifically for a Market Measure, a Basket Component or component of the foregoing, any of the following events, as determined by the calculation agent in its sole discretion:

(1)

a material limitation, suspension, or disruption of trading in a Market Measure, a Basket Component or in one or more components of the foregoing which results in a failure by the exchange on which the Market Measure, each applicable Basket Component or component of the foregoing is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)

the exchange published settlement price for the Market Measure, Basket Component or any component of the foregoing is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange to announce or publish the exchange published settlement price for the Market Measure, Basket Component or any component of the foregoing;

(4)

a suspension of trading in the Market Measure, Basket Component or one or more components of the foregoing, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we, the Guarantor or our other affiliates have effected or may effect as to the applicable LIRNs.

Starting Value

For a Market Measure that is a commodity or futures contract, if a Market Disruption Event or non-Market Measure Business Day occurs on the pricing date, the Starting Value will be the closing value of the Market Measure on the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing, provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner no later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that day.

For a Market Measure that is a commodity index, if a Market Disruption Event or non-Market Measure Business Day occurs on the pricing date with respect to any component of the index, the calculation agent will determine the Starting Value as follows:

(1)

With respect to each commodity or futures contract included in the index which is not affected by the Market Disruption Event or non-Market Measure Business Day (an “Unaffected Component”), the Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the pricing date.

(2)	With respect to each commodity or futures contract included in the index which is affected by a Market Disruption Even or non-Market Measure Business Day (an “Affected Component”):

a.

The Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of each Affected Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Affected Component. If a Market Disruption Event or non-Market Measure Business Day continues to occur on the second scheduled Market Measure Business Day following the pricing date, the calculation agent will estimate on that date the price of that Affected Component to be used to determine the value of the Market Measure in a manner that it considers commercially reasonable under the circumstances.

b.

The final term sheet will set forth a brief statement of the facts relating to the establishment of the Starting Value (including a description of the relevant Market Disruption Event(s) or non-Market Measure Business Day).

(3)

The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

Ending Value

Market Measure that is a Commodity or Futures Contract

For a Market Measure that is a commodity or futures contract, if the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day.

Market Measure that is a Commodity Index

For a Market Measure that is a commodity index, if a Market Disruption Event occurs on the scheduled calculation day with respect to any component of the index or the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day with respect to any component of the index due to an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Ending Value as follows:

(1)

With respect to an Unaffected Component, the Ending Value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the scheduled calculation day.

(2)

With respect to an Affected Component, the Ending Value of the Market Measure will be based on the exchange published settlement price or other price of that Affected Component on the first Market Measure Business Day following the scheduled calculation day on which no Market Disruption Event occurs or is continuing with respect to that Affected Component, provided that the Ending Value will not be determined on a date later than the second scheduled Market Measure Business Day prior to maturity. If a Market Disruption Event or non-Market Measure Business Day continues to occur on the second scheduled Market Measure Business Day prior to maturity, the calculation agent will estimate on such date the price of that Affected Component to be used to determine the value of the Market Measure in a manner that it considers commercially reasonable under the circumstances, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day prior to maturity.

(3)

The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

For the avoidance of doubt, if your LIRNs are linked to a Basket, the occurrence of a non-calculation day as to any Basket Component will not affect the determination of the value of any other Basket Component that is not so affected.

Adjustments to a Market Measure

After the applicable pricing date, the relevant index sponsor, exchange or other price source for a Market Measure or Basket Component (a “Market Measure Publisher”) may make a material change in the method of determining the value of a Market Measure or Basket Component, or in any other way that changes the Market Measure or Basket Component, such that it does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure or Basket Component had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure or Basket Component is to be calculated, make adjustments to the Market Measure or Basket Component. Those adjustments will be made in good faith as necessary to arrive at a calculation of a value of the applicable Market Measure or Basket Component as if those changes or modifications had not been made, and calculate the closing value of the Market Measure or Basket Component, as so adjusted.

Discontinuance of a Market Measure

After the applicable pricing date, a Market Measure Publisher may discontinue publication or determination of the Market Measure or one or more Basket Components. The Market Measure Publisher or another entity may then publish or calculate a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure or Basket Component (a “successor market measure”). If this occurs, the calculation agent will substitute the successor market measure and calculate the Ending Value as described above under “—The Starting Value and the Ending Value” or below under “—Basket Market Measures”, as applicable. If the calculation agent selects a successor market measure, the calculation agent will give written notice of the selection to the trustee, to us, to the Guarantor and to the holders of the LIRNs.

If a Market Measure Publisher discontinues publication or determination of the Market Measure before the calculation day and the calculation agent does not select a successor market measure, then on the calculation day, the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the value of the Market Measure or Basket Component before any discontinuance as if that day were the calculation day. The calculation agent will make available to holders of the LIRNs information as to each such value by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure or Basket Component as described above, the successor market measure or value will be used as a substitute for that Market Measure or Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the Market Measure or any Basket Component to which your LIRNs are linked may adversely affect trading in the LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components, and if necessary, the definition of Market Measure Business Day, will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the applicable pricing date, based on the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the applicable pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the applicable pricing date. The Component Ratios will not be revised subsequent to their determination on the applicable pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights or Component Ratios of a Basket or any Basket Component, all of which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Commodity ABC, Commodity XYZ and Commodity RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Commodity ABC	50.00%	500.00	0.10000000	50.00
Commodity XYZ	25.00%	2,420.00	0.01033058	25.00
Commodity RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event or non-Market Measure Business Day occurs on the applicable pricing date as to any Basket Component (an “Affected Basket Component”), the calculation agent will establish the closing value of each Basket Component, and as a result, each Component Ratio, as follows:

(1)

With respect to each Basket Component that is not an Affected Basket Component, the closing value of such Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract or closing level of that index on the pricing date.

(2)

with respect to each Affected Basket Component, the closing value of such Basket Component will be determined in the manner described above in “—Market Disruption Events—Starting Value,” provided that references to “Market Measure” will be references to “Basket Component,” references to “Starting Value” will be references to “closing value of the Basket Component on the pricing date,” and references to “Affected Component” will be references to “Affected Basket Component.”

Ending Value of the Basket

The Ending Value of the Basket will be the value of the Basket on the calculation day. The calculation agent will calculate the value of the Basket by summing the products of the closing value of each Basket Component on the calculation day and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the closing value of each Basket Component. Any increase in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component, (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of each Basket Component for such non-calculation day and, as a result, the Ending Value of the Basket, as follows:

•	The closing value of each Basket Component for which it is not determined to be a non-calculation day will be its closing value on such non-calculation day.

•

The closing value of each Basket Component for which it is determined to be a non-calculation day will be determined in the same manner as described in “—Market Disruption Events—Ending Value,” provided that references to “Market Measure” will be deemed to be references to “Basket Component,” references to “Ending Value” will be deemed to be references to “closing value of the Basket Component” and references to “Affected Component” will be deemed to be references to “Affected Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the LIRNs as described in this product supplement, including determinations regarding payment on the LIRNs, the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Basket Components, as applicable, the Redemption Amount, any Market Disruption Events, a successor market measure, Market Measure Business Days, business days, calculation days, non-calculation days and determinations related to any adjustments to, or discontinuance of, any Market Measure or Basket Component. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of our other affiliates as the calculation agent for each issue of the LIRNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior indenture relating to the LIRNs and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the LIRNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described above in “—Payment at Maturity,” determined as if the LIRNs matured on the date of acceleration, and as if the calculation day were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates may act as our selling agent for any offering of the LIRNs. The selling agents will act on a principal basis, as set forth in the applicable term sheet. Each selling agent will be a party to the distribution agreement described in “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-54 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of the LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the LIRNs.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding the LIRNs after consulting with your legal, tax, and other advisors.

BofAS and any of our other affiliates may use this product supplement and the accompanying prospectus supplement and prospectus, together with the applicable term sheet, in a market-making transaction for any LIRNs after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the LIRNs supplements and, to the extent inconsistent, supersedes the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the LIRNs are different than those described below, they will be described in the applicable term sheet.

Although the LIRNs are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the LIRNs upon original issuance and will hold the LIRNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the LIRNs with terms described in this product supplement should be treated as single financial contracts with respect to the Market Measure and under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs in accordance with such characterization. This discussion assumes that the LIRNs constitute single financial contracts with respect to the Market Measure for U.S. federal income tax purposes. If the LIRNs did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the LIRNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LIRNs. A U.S. Holder’s tax basis in the LIRNs will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the LIRNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the LIRNs. In particular, if the LIRNs have a term that exceeds one year, the IRS could seek to subject the LIRNs to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the LIRNs would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange, of the LIRNs generally would be treated as ordinary income, and any loss realized at maturity or upon sale or exchange of the LIRNs generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

If the LIRNs have a term of one year or less, the IRS could assert that the LIRNs are short-term debt instruments, with the result that the timing and character of income or loss on the LIRNs might differ from the tax treatment described above. Among other things, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on a LIRN on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in the LIRNs.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the LIRNs.

It is also possible that the IRS could assert that Section 1256 of the Code should apply to your LIRNs. If Section 1256 were to apply to your LIRNs, gain or loss recognized with respect to your LIRNs would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the the LIRNs. You would also be required to mark your LIRNs to market at the end of each year (i.e., recognize income as if the LIRNs had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the IRS could assert that your LIRNs should be treated as partially giving rise to “collectibles” gain or loss if you have held your LIRNs for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the LIRNs is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects the value, in part, of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Because of the absence of authority regarding the appropriate tax characterization of the LIRNs, it is also possible that the IRS could seek to characterize the LIRNs in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the LIRNs should be treated as ordinary gain or loss. It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the LIRNs should end on the first calculation date during the Maturity Valuation Period, even though such holder will not receive any amounts in respect of the LIRNs prior to the maturity of the LIRNs. In such case, if the first calculation date during the Maturity Valuation Period is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the LIRNs equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the LIRNs, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the LIRNs or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of sale, exchange or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the LIRNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale or exchange of the LIRNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning and disposing of the LIRNs. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the LIRNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the LIRNs to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the LIRNs should be subject to withholding tax. Prospective Non-U.S. Holders of the LIRNs should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the LIRNs are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the LIRNs.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the LIRNs.